UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2005

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Pinnacle Entertainment, Inc. (the “Company”), which previously reported it was considering establishing an indemnification trust, entered into an Indemnification Trust Agreement (the “Indemnification Trust Agreement”) on August 16, 2005, with Wilmington Trust Company, as trustee, and Bruce Leslie, as beneficiaries’ representative. Bruce Leslie is a member of the Company’s Board of Directors. The Company entered into the agreement to create an indemnification trust to provide a source for (i) indemnification of and advancement of expenses to the Company’s present and future directors and certain executive officers arising from their activities as such and (ii) payments for the premiums for directors and officers insurance purchased by the Company from time to time, in the event that the Company does not or is not financially able to fulfill such obligations or make such payments. At the time of creation, the Company irrevocably deposited $5.0 million in the trust and pursuant to its terms would be obligated in certain circumstances to contribute up to an additional $5.0 million. The beneficiaries’ representative will have the exclusive right to convey payment demands from time to time on the trustee to direct payment to one or more of the beneficiaries. The term of the trust expires on August 16, 2015, at which time any remaining trust funds will be distributed to the Company, except to the extent necessary to make full and adequate provision for claims made prior to such expiration date or any threatened or anticipated claims. The trust is not the exclusive source of indemnification for such directors and executive officers.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: August 22, 2005	By:	/s/ Stephen H. Capp
Stephen H. Capp
Executive Vice President and Chief Financial Officer